UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  November 5, 2012

FRIENDFINDER NETWORKS INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-34622	13-3750988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Broken Sound Parkway, Suite 200
Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:  561-912-7000

n/a

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth below in "Item 8.01 Other Events" is incorporated by reference herein.

Item 2.02	Results of Operations and Financial Condition.

On November 5, 2012, FriendFinder Networks Inc. ("FFN") issued a press release which, among other things, announced a preliminary adjusted EBITDA estimate for the third quarter ended September 30, 2012.  A copy of the press release is furnished as Exhibit 99.1.

Item 8.01	Other Events.

On November 5, 2012, FFN and Interactive Network, Inc. ("INI" and collectively with FFN, the "Issuers") based upon excess cash flow of the Issuers and their subsidiaries for the quarterly period ended September 30, 2012 were obligated under the terms of the Indenture, dated as of October 27, 2010, relating to the 14% Senior Secured Notes due 2013 ( the "14% Senior Notes"), and the Indenture, dated as of October 27, 2010, relating to the Cash Pay Secured Notes due 2013 (the "Cash Pay Notes" and collectively with the 14% Senior Notes, the "Notes") to prepay a portion of the Notes, plus any accrued and unpaid interest thereon.  Although the Issuers had sufficient cash on hand to make the excess cash flow payment due on November 5, 2012, the Issuers elected to refrain from making the excess cash flow payment in order to conserve cash and take advantage of what management believes are current favorable market conditions to refinance the Issuers' debt.  The failure to make the excess cash flow payment by November 14, 2012 would constitute an event of default under the terms of the Indentures.

In order to address this potential event of default as well as allow FFN to retain maximum liquidity and financial flexibility and to more effectively approach the capital markets, the Issuers received forbearance agreements (collectively, the "Forbearance Agreements") from the holders of 85.2% of our 14% Senior Notes, including 77.9% of such 14% Senior Notes held by non-affiliates.  In addition, the Issuers received Forbearance Agreements from the holders of 100% of the Cash Pay Notes, all of such Cash Pay Notes are held by affiliates.  Under the terms of the Forbearance Agreements, the forbearing holders of Notes have agreed not to take any remedial action and to refrain from directing the trustee, U.S. Bank National Association, to exercise certain remedies on their behalf, with respect to the Notes as a result of the excess cash flow prepayment default or the failure to pay interest in excess of a rate per annum equal to 14% during the forbearance period.  The forbearance period runs from November 5, 2012 and ends automatically and immediately upon the first to occur of any of the following events: (i) February 4, 2013 (unless such date is extended by holders holding Notes evidencing more than 70% of the aggregate outstanding principal then owing to forbearing holders); (ii) the occurrence or existence of any default or event of default, other than the excess cash flow prepayment default; (iii) any representation, warranty, certification or other statement made by any Issuer or guarantor or contained in any certificate given by or on behalf of any Issuer or guarantor shall be untrue, incorrect or incomplete in any material respect; (iv) acceleration of the Notes pursuant to the Indentures; or (v) any of the Issuers shall initiate against a forbearing holder, any judicial, administrative or arbitration proceeding relating to the Forbearance Agreements, the Indentures or the other documents relating to the Notes, unless the forbearing holder is not in compliance with the terms thereof.  The Issuers paid the forbearing holders who executed Forbearance Agreements a forbearance fee equal to one-half of one percent (0.5%) of the outstanding principal amount of the Notes it then holds as consideration for entering into the Forbearance Agreements.  In the absence of the Forbearance Agreements, under the terms of the Indentures, if an event of default occurs and is continuing (which includes an excess cash flow prepayment default), the holders of at least 25% in principal amount of the outstanding securities may accelerate the Notes by notifying the Issuers and the trustee and directing the trustee to declare the principal of, premium, if any, and any additional amounts (as defined in the Indentures) and accrued and unpaid interest on the Notes to be due and payable immediately.

The foregoing summary is qualified in its entirety by reference to the Form of Forbearance Agreement relating to each of the 14% Senior Notes and the Cash Pay Notes, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Forbearance Agreement entered into between FriendFinder Networks Inc., Interactive Network, Inc. and certain holders of the 14% Senior Secured Notes due 2013.
10.2	Form of Forbearance Agreement entered into between FriendFinder Networks Inc., Interactive Network, Inc. and the holders of the Cash Pay Secured Notes due 2013.
99.1	Press release of FriendFinder Networks Inc., dated November 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 8, 2012

FRIENDFINDER NETWORKS INC.

By:	/s/ Ezra Shashoua
Name:	Ezra Shashoua
Title:	Chief Financial Officer

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